Exhibit 99.1


             RIMAGE REPORTS STRONG SECOND QUARTER OPERATING RESULTS; EARNINGS OF $0.18 PER SHARE EXCEED PREVIOUSLY-ISSUED FINANCIAL GUIDANCE

MINNEAPOLIS, MN--JULY 23, 2003--Rimage Corporation (Nasdaq NMS: RIMG) today reporteD sales of $12,791,000 for the second quarter of 2003 ended June 30, up from $12,310,000 in the year-earlier quarter. Excluding the one-time order of approximately $2.0 million received from Eastman Kodak Company in the second quarter of 2002, sales for the current quarter were up 24% on a year-over-year basis.

Net income for the second quarter of 2003 came to $1,717,000 or $0.18 per diluted share, compared to $1,801,000 or $0.19 per diluted share a year earlier. The Company previously forecasted second quarter earnings of $0.15 to $0.17 per diluted share.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented:
"We are very encouraged by Rimage's strong second quarter performance. Although we continued to face challenging economic conditions in both the U.S. and Europe, we exceeded the strong sales posted in last year's second quarter, which included the large, nonrecurring Kodak order. It is important to realize that no single customer accounted for a disproportionate share of Rimage's sales in the current quarter. Our balanced performance reflects the strength of Rimage's global distribution channel and the steadily growing acceptance of our CD/DVD publishing and printing solutions in our targeted markets: medical imaging, digital photography, banking and finance, and government. We also are continuing to benefit from the strength of our European operation, which made a solid contribution to our consolidated second quarter results. Given all these factors, we remain very optimistic about our business prospects over the balance of 2003."

SECOND QUARTER HIGHLIGHTS
o International sales accounted for 43% of total second quarter revenues. Currency effects increased worldwide sales by 7.2% in this year's second quarter.
o Reflecting the growth of Rimage's worldwide installed base of CD/DVD publishing systems, recurring revenues, including sales of consumable supplies, maintenance contracts, printer ribbons and cartridges, media and parts, increased 40% in the second quarter from the year-earlier period and accounted for 30% of total sales.
o Rimage ended the quarter with a Desktop order backlog of approximately $750,000, all of which is scheduled for shipment in the third quarter. The Company said the market has shown strong interest in its new Desktop line since its April introduction and that efforts are underway to build an office supply distribution channel for this promising product.
o Selling, general and administrative expense increased 13% in the second quarter, reflecting investments in sales and marketing programs aimed at strengthening Rimage's ability to penetrate its targeted markets.
o Cash and short-term investments totaled $40.0 million at June 30, 2003, an increase of $3.7 million or 10% from $36.3 million at the end of 2002. The Company's balance sheet remains debt-free, while shareholder's equity rose to $47.0 million as of June 30, 2003, from $42.2 million at year-end 2002.

THIRD QUARTER 2003 GUIDANCE
For the third quarter of 2003 ending September 30, Rimage is forecasting earnings of $0.19 to $0.21 per diluted share on revenues of $13 million to $14 million.

ABOUT RIMAGE
Rimage Corporation is the world's leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage's publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, banking and finance, medical imaging, and government.

Statements regarding the Company's anticipated performance in 2003 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer data storage market, competitive products and changes in technology, factors in overseas markets that could affect international sales, and other factors set forth in the Company's filings with the Securities and Exchange Commission.

                                      # # #

For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO          Richard G. Cinquina
Robert M. Wolf, CFO                       Equity Market Partners
Rimage Corporation
952/944-8144                              212/461-7145 or 612/338-0810
================================================================================

                               RIMAGE CORPORATION
                   Selected Consolidated Financial Information
                      (In thousands except per share data)
                                   (Unaudited)

Consolidated Statement of Operations Information:

                                                THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                     June 30,                          June 30,
                                               2003            2002              2003            2002
                                            ----------      ----------        ----------      ----------
Revenues                                      $12,791         $12,310           $24,335         $22,196
Cost of Revenues                                6,459           6,203            12,267          11,342
Gross Profit                                    6,332           6,107            12,068          10,854
Operating Expenses:
    Research and Development                      926           1,013             1,775           1,890
    Selling, General and Administrative         2,823           2,503             5,457           4,802
        Total Operating Expenses                3,749           3,516             7,232           6,692
Operating Income                                2,583           2,591             4,836           4,162
Other Income, Net                                 121             245               237             460
Income Before Income Taxes                      2,704           2,836             5,073           4,622
Income Tax Expense                                987           1,035             1,852           1,687
Net Income                                      1,717           1,801             3,221           2,935

Net Income Per Basic Share                       $.20            $.21              $.37            $.34

Net Income Per Diluted Share                     $.18            $.19              $.34            $.31

Basic Weighted Average
    Shares Outstanding                          8,757           8,705             8,742           8,691
Diluted Weighted Average
    Shares Outstanding                          9,644           9,496             9,556           9,488


Consolidated Balance Sheet Information:

                                                 Balance As Of
                                      -----------------------------------
                                       June 30,              December 31,
                                         2003                    2002
                                      ----------             ----------
                                     (Unaudited)

Cash and Cash Equivalents               $40,024               $36,337

Accounts Receivable                       6,426                 6,644
Inventories                               4,045                 3,042
Total Current Assets                     52,020                47,337
Property and Equipment, Net               1,267                 1,314
Total Assets                             53,344                48,709
Current Liabilities                       6,353                 6,552
Stockholders' Equity                     46,991                42,157

                           CONFERENCE CALL AND REPLAY
Rimage Corporation will review its second quarter operating results in a conference call at 4:30 PM Eastern today. To participate, call 1-800-257-7087 about 10 minutes before the start time and ask for the Rimage conference call. A replay of the conference call will be available through July 30 by dialing 303-590-3000 and providing the 544975 confirmation code. Investors also can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software.